FIRST INTERNATIONAL BANCORP, INC.
1996 STOCK OPTION AGREEMENT

     FIRST INTERNATIONAL BANCORP, INC. (the "BANK HOLDING COMPANY") a Delaware corporation having its principal place of business in Hartford, Connecticut, hereby grants to Cheryl Chase (the "OPTIONEE") as of April 27, 1999, an option to purchase a total of 1,000 shares of Common Stock of First International Bancorp, Inc., at the price set forth below, and in all respects subject to the terms, definitions and provisions of the Amended and Restated 1996 Stock Option Plan (the "PLAN") adopted by the Bank Holding Company, which is incorporated herein by reference. The option granted herein will not be treated as an incentive stock option.

          1.   Option Price.  The Option Price is $8 .3125 for each share

          2. Exercise of Option. The Option shall be exercisable in accordance with the provisions of Section 9 of the Plan as follows:

               (i) Right to Exercise. This Option shall be exercisable as follows: (a) up to 25% of the shares subject to this Option may be purchased at any time after one year from the date that this Option is granted (and prior to the termination of the Option); (b) up to 50% (including any shares purchased pursuant to clause (a) above) of the shares subject to this Option may be purchased at any time after two years from the date that this Option is granted (and prior to the termination of the Option); up to 75% (including any shares purchased pursuant to clauses (a) and (b) above) of the shares subject to this Option (c) may be purchased at any time after three years from the date that this Option is granted (and prior to the termination of the Option); and (d) up to 100% (including any shares purchased pursuant to clauses (a), (b) and (c) above) of the shares subject to this Option may be purchased at any time after four years from the date that this Option was granted (and prior to the termination of the Option).

               (ii) Method of Exercise. This Option shall be exercisable by written notice which shall state the election to exercise the Option, the number of shares in respect of which the Option is being exercised, and such other representations and agreements as to the holder's investment intent with respect to such shares of Common Stock as may be required by the Bank Holding Company pursuant to the provisions of the Plan. Such written notice shall be signed by the Optionee and shall be delivered in person or by certified mail to the Treasurer of the Bank Holding Company. The written notice shall be accompanied by payment of the Option Price. Payment of the Option Price shall be made by cash or certified check or cashiers check. The certificate or certificates for shares of Common Stock as to which the Option shall be exercised shall be registered in the name of the Optionee and shall contain any legend that the Bank Holding Company or its counsel may deem necessary or desirable.

               (iii) Restrictions on Exercise. This Option may not be exercised if the issuance of such shares upon such exercise would constitute a violation of any applicable Federal or state securities law or other law or regulation.

          3. Term of Option. This Option may not be exercised more than 10 years from the date of grant of this Option, as set forth above, and may be exercised during such term only in accordance with the Plan and the terms of this Option.

          4. Representations. The Optionee represents and warrants to the Bank Holding Company that the Optionee is acquiring the Option and will be acquiring the Common Stock for the Optionee's own account for investment and not with a view toward distribution thereof.

          5. Governing Law. This Agreement shall be governed by the laws of the United States, where applicable, and otherwise by the laws of the State of Delaware.

          6. Tax Withholding Requirement. The Optionee understands and acknowledges that, prior to or after issuing Shares upon the exercise of an Option, the Bank Holding Company has the right to withhold and deduct any taxes required to be withheld by the Bank Holding Company under any federal, state or local law (the "TAXES"). At its option, the Bank Holding Company may withhold such taxes by withholding additional amounts from the salary of the Optionee or by reducing the number of shares delivered to the Optionee hereunder. To the extent the Bank Holding Company is unable to withhold and/or deduct any Taxes, the Optionee shall, upon notice from the Bank Holding Company, remit to the Bank Holding Company on demand the amount of such Taxes.

                         FIRST INTERNATIONAL BANCORP, INC.



                         By: /s/ Leslie A. Galbraith
                           Leslie A Galbraith
                           Its EVP and Treasurer

Agreed to and accepted this ___ day of _______________, 1999.

Optionee acknowledges receipt of a copy of the Plan, a copy of which is annexed hereto, and represents that Optionee is familiar with the terms and provisions thereof, and hereby accepts this Option subject to all of the terms and provisions thereof. Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Board of Directors of the Bank Holding Company upon any questions arising under the Plan.

                           By: /s/ Cheryl A. Chase
                               Cheryl Chase

                       FIRST INTERNATIONAL BANCORP, INC.
                  AMENDED AND RESTATED 1996 STOCK OPTION PLANS

     1. Purpose of the Plan. The purpose of the 1996 Stock Option Plans is to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to certain key Directors and officers of FIRST INTERNATIONAL BANCORP, INC. and any subsidiaries which FIRST INTERNATIONAL BANCORP, INC. presently owns or controls or may hereafter organize or acquire, and to promote the success of the business.

     2. Definitions. As used herein the following definitions shall apply.

          (a) "Bank Holding Company" shall mean FIRST INTERNATIONAL BANCORP, INC. or any direct or indirect subsidiary now owned or hereafter acquired by Bank Holding Company.

          (b)  "Board" shall mean the Board of Directors of FIRST
INTERNATIONAL BANCORP, INC.

          (c) "Code" shall mean the Internal Revenue Code of 1986, as amended.

          (d) "Common Stock" shall mean the Common Stock of the Bank Holding Company.

          (e) "Directors" means Directors of First International Bancorp, Inc. or of any direct or indirect subsidiary now owned or hereafter acquired by First International Bancorp, Inc.

          (f) "Employee" shall mean a regular, salaried full-time ("full-time" as used herein is defined as an employee working 20 or more hours per week) employee (as the term "employee" is used in Section 422 of the Code) of the Bank Holding Company or one of its subsidiaries, as the term "subsidiary corporation" is defined in Section 424 of the code.

          (g) "Option" shall mean a stock option granted pursuant to the Plan.

          (h) "Option Price" shall mean the price determined by the Board pursuant to the Plan.

          (i) "Optioned Stock" shall mean the stock subject to an Option granted pursuant to the Plan.

          (j)  "Optionee" shall mean an Employee who received an Option.

          (k) "Plan" or "Plans" shall mean collectively the Amended and Restated 1996 Stock Option Plans. Although the Plans shall be subject to the same terms and conditions except as otherwise expressly stated herein, they shall be deemed to be two Plans. One of the Plans encompasses Options granted to the Directors, while Options will be granted on the terms set forth herein without discretion by the Board with respect thereto; the other Plan encompasses Options granted to persons other than Directors, which Options will be granted as and when determined by the Board.

          (l) "Share" shall mean a share of Common Stock of the Bank Holding Company as adjusted in accordance with Section 12 of the Plan.

     3. Stock Subject to the Plan. Subject to the provisions of Section 12 of the Plan, the maximum aggregate number of Shares which may be optioned and sold under the plan is Two hundred thousand three hundred sixteen (200,316) of Common Stock of the Bank Holding Company. Such Shares may be authorized but unissued shares.

     If an option should expire or become unexercisable for any reason without having been exercised in full, the unpurchased Shares which were subject thereto shall, unless the Plan shall have been terminated, become available for other Options under the Plan.

     4.   Administration of the Plan.

          (a)  Procedure.  The Plan shall be administered by the Board.
The Board may act hereunder through a Committee of two or more Directors (a "Committee"). References herein to the granting of Options by the Board, the authority of the Board, and the decisions, determinations and interpretations of the Board are intended to include any Options granted by the Committee, exercise of authority by the Committee, and any decisions, determinations and interpretations by the Committee.

          (b) Powers of the Board. Subject to the provisions of the Plan, the Board shall have the authority: (i) to grant to any officer who is an Employee an Option to purchase Shares of the Bank Holding Company, which shall be conditioned on the execution by such officer of a Stock Option Agreement substantially in the form of Exhibit A hereto (with such modifications as the Board may desire, within the terms of this Plan and within the requirements of the law); (ii) to determine the Option Price for any Shares to be issued pursuant to an Option granted under the Plan, the officer to whom, and the time or times at which, Options shall be granted, and the number of Shares to be represented by each Option, the time or times at which Options may be exercised, and the term of each Option which in no event shall be more than ten (10) years from the date of the grant of the Option; (iii) to interpret the Plan; (iv) to prescribe, amend and rescind rules and regulations relating to the Plan; (v) to determine the terms and provisions of each Option granted under the Plan (which need not be identical) and, with the consent of the holder thereof, to modify or amend each Option; (vi) to authorize any person to execute on behalf of the Bank Holding Company any instrument required to effectuate the grant of an Option previously granted by the Board; and (vii) to make all other determinations deemed necessary or advisable for the administration of the Plan. Options shall be granted to members of the Board of Directors of the Company only pursuant to section 4(e) below.

          (c) Effect of Board's Decision. All decisions, determinations and interpretations of the Board shall be final and binding on all Optionees and any other holders of any Options granted under the Plan.

          (d) Minimum Grants to Officers. The grants of Options pursuant to Section 4(b) above shall include the following (in addition to any other Options that may be granted):

               (i) Each Vice President, Senior Vice President, and Executive Vice President of the Company employed by the Bank Holding Company prior to January 1, 1996 shall receive, on the date that this Plan is adopted by the Board, an Option to purchase the number of shares by which the Applicable Initial Option exceeds the sum of (A) the number of Shares that each such person had the option to buy from the Bank Holding Company immediately prior to the adoption of this Plan by the Board, plus
(B) the number of Shares purchased by such Employee from the Bank Holding Company at any time prior to the adoption of the Plan pursuant to the exercise of a stock option (regardless of whether such existing or previous options were granted pursuant to an option plan and regardless of whether such existing options were vested or immediately exercisable). For the purposes of this Plan, the "Applicable Initial Option" shall be the number of Shares obtained by (A) taking the Compensation Percentage Amount of each such person's aggregate (i.e., cumulative) base salary since the date of such person's employment by the Bank Holding Company, and (B) dividing such Compensation Percentage Amount by the fair market value of each Share, as determined by the Board on the date that this Plan is adopted by the Board, and the "Compensation Percentage Amount" is 5% of such cumulative base salary for Vice Presidents, 10% of such cumulative base salary for Senior Vice Presidents, and 20% of such cumulative base salary for Executive Vice Presidents.

               (ii) Each Vice President, Senior Vice President, and Executive Vice President of the Bank Holding Company shall receive, at such time as the Board shall determine during the first 4 months of each fiscal year of the Company while such person continues to hold such position, an option to purchase the number of Shares equal to their Applicable Additional Option. For the purposes hereof, the "Applicable Additional Option" shall be the number of shares obtained by (A) taking the Compensation Percentage Amount (as defined in clause (i) above) of each such person's annual base salary as of the end of the immediately preceding fiscal year of the Company, and (B) dividing such Compensation Percentage amount by the fair market value of each Share, as determined by the Board on the date that the Options are granted.

          (e)  Grants to Directors.  (i)  Options to Directors shall be
granted only pursuant to this Section 4(e).   Immediately subsequent to the
annual meeting of shareholders of the Company each year during the term of the Plan (the "Director Option Date"), commencing with the 1998 Director Option Date, each Director who was a Director immediately prior to such annual meeting and who physically attended at least 80% of the sum of (A) the meetings of the board of directors of the Bank Holding Company (if such person is a Director of the Bank Holding Company) and (B) the meetings of any subsidiary thereof of which such person is a Director (including for such purpose meetings of committees of which such person is a member) since the previous year's annual meeting (or, if such person became a Director after the previous year's annual meeting, during the time that such person was a Director) shall receive an Option to purchase 1,000 Shares of Common Stock. Each Director who was not a Director immediately prior to such annual meeting shall also receive an Option to purchase 1,000 Shares of Common Stock. Each Option granted to a Director under this paragraph shall remain outstanding for a term of ten years. Each such Option shall vest and become exercisable 25% one year after the granting of the option; 50% two years after the granting of the option; 75% three years after the granting of the option; and 100% four years after the granting of the option; by way of example, if 12% of the option is exercised between one year and two years after the granting of the option, an additional 38% of the option may be exercised after two years. If a person is a director of more than one entity, such Director nevertheless may only receive one 1,000 share Option in any year under this paragraph.

               (ii) The Option Price for Options granted hereunder to directors shall be the fair market value of the Shares on the applicable Director Option Date. If the Shares are traded on a stock exchange on the applicable Director Option Date, the fair market value for Options granted to directors shall be the closing price on the primary stock exchange on which the Shares are traded; if the Shares are not traded on a stock exchange but are publicly traded, the fair market value for Options granted to directors shall be the average of the closing bid and asked prices on such date; if the Shares are not publicly traded, the fair market value shall be such price per Share as is determined by a disinterested Committee of the Board or by an independent appraiser retained by the Board.

     5. Eligibility. Options under the Plan may be granted only (a) to members of the Board of Directors of the Bank Holding Company, or (b) to officers who are Employees and who have been appointed as a Vice President or a higher position with the Bank Holding Company as the Board shall select. An officer or Director who has been granted an Option may, if such officer or Director is otherwise eligible, be granted an additional Option or Options.

     6. Term of Plan. The Plan shall become effective upon its adoption by the Board; subject, however, to approval by the holders of at least two-thirds of the outstanding stock of each class of the Bank Holding Company within twelve (12) months thereafter. The exercise of any Option granted prior to such shareholder approval shall be conditioned on such shareholder approval. The Plan shall continue in effect for a term of ten (10) years unless sooner terminated under Section 14 of the Plan.

     7. Term of Option. The term of each Option granted under the Plan shall be no greater than ten (10) years from the date of grant thereof.

     8. Option Price. The Option Price for the Shares to be issued pursuant to any such Option granted under the Plan (except for Options granted to Directors) shall be any price determined by the Board; provided, however, such Option Price shall in no event be less than one hundred percent (100%) of the fair market value per share of the Bank Holding Company's Common Stock at the date of the grant of the Option, as determined by the Board.

     9. Vesting. Except as the Board may otherwise provide in an Optionee's written Stock Option Agreement and except for Options granted hereunder to Directors, the Option shall be 25% vested one year after the granting of the option; 50% vested after two years; 75% vested after 3 years; and 100% vested after 4 years. An Option may not be exercised for a number of shares (including previous exercises under such Option) that is greater than the percentage of the Option that has vested.

     10.  Exercise of Option.

          (a) Procedure for Exercise. Any Option granted hereunder shall be exercisable on such terms and conditions as are set forth in the Stock Option Agreement entered into between the Bank Holding Company and the Optionee with respect to the grant of such Option. The Option Price of the Shares as to which an Option shall be exercised shall be paid in full at the time of exercise, at the election of the Optionee, in cash or currency of the United States of America, certified check or bank cashier's check.

     An Option shall be exercised when written notice of such exercise has been given to the Bank Holding Company in accordance with the terms of the Optionee's Stock Option Agreement by the person entitled to exercise the Option and payment as described above for the Shares with respect to which the Option is exercised has been received by the Bank Holding Company accompanied by any other representations or agreements required by the terms of this Plan or the Optionee's Stock Option Agreement granted hereunder.

          (b) Termination of Employment or Cessation of Directorship. If an Optionee ceases to be a Director or an Employee of the Bank Holding Company for any reason, whether voluntary or involuntary, with or without cause, including without limitation retirement (but not including termination due to death or permanent disability (as such term is used in Section 22(e)(3) of the Code), the Option will automatically expire as of the date of the termination of such Optionee's directorship or employment as the case may be. The Plan shall not confer upon any Optionee any right with respect to continuation of directorship or employment by the Bank Holding Company, nor shall it interfere in any way with such Employee's right or the Bank Holding Company's right to terminate such Director's term or Employee's employment at any time. If the Optionee's directorship or employment is terminated due to the Optionee's death or permanent disability, the Optionee (or the personal representative of the Optionee, as applicable) may exercise the vested portion of the Option during the 90 day period commencing on the date that the Optionee's employment is terminated.

     11. Non-Transferability of Options. Except to the extent expressly provided in Section 10(b) above, the Option may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner and may be exercised, during the lifetime of the Optionee, only by the Optionee.

     12. Adjustment Upon Changes in Capitalization. In the event there is any change in the Common Stock through the declaration of stock dividends, or through recapitalization resulting in a stock split, or combination or exchange of Shares, or otherwise, the Board shall appropriately adjust the number of class of Shares covered by any Option but which are unexercised, as well as the price to be paid therefor so as to equal the same number of Shares that a record holder of an equal number of Shares immediately prior to such event would own or be entitled to receive after the happening of such event. Any such adjustment shall be determined by the Board as to Options other than those held by Directors, but Options held by Directors shall be adjusted in the same manner. In the event of any such change in the outstanding Common Stock, the Board shall appropriately adjust the aggregate number and class of shares available under the Plan.

     In the case of any such change in the Common Stock, the aggregate option price in each Optionee's Stock Option Agreement of all the Shares covered thereby prior to such change, shall be the aggregate option price for all the shares or other securities substituted for such shares or to which such shares are adjusted, and the Option Price per share after such change shall be determined accordingly.

     In the case of any consolidation of the Bank Holding Company with, or merger of the Bank Holding Company into, any other corporation (other than a consolidation or merger in which the Bank Holding Company is the continuing corporation), or in case of any sale or transfer of all or substantially all of the assets of the Bank Holding Company, and, in particular, in the event of the acquisition of the majority of the Common Stock of the Bank Holding Company by a holding company, the Corporation formed by such consolidation or the corporation into which the Bank Holding Company shall have been merged or the corporation which shall have acquired such assets or Common Stock, as the case may be (the "Acquiring Corporation"), shall execute and deliver to each Optionee a supplemental stock option agreement providing that the Holder of each Option then outstanding shall have the right, during the period such Option shall be outstanding pursuant to its terms, to exercise such Option (to the extent vested) as to the kind and amount of shares of stock receivable upon such acquisition, consolidation, merger, sale or transfer by a holder, immediately prior to such acquisition, consolidation, merger, sale or transfer, of the total number of shares subject to the Option. Such supplemental stock option agreement shall provide for adjustments which shall be as nearly equivalent as may be practical to the adjustments provided for in this Article. The provisions of this Section shall similarly apply to successive acquisitions, consolidations, mergers, sales or transfers. The supplemental stock option agreement shall also provide for the exercise of Options using stock of the corporation which is the subject of the Option.

     No fractional Shares of the Common Stock shall be issuable on account of any action aforesaid, and the aggregate number of Shares into which Shares then covered by the Option when changed as a result of such action shall be reduced to the largest number of whole shares resulting from such action, unless the Board (or in the event of an acquisition, consolidation, merger, sale or transfer as described above, the Board of Directors of the Acquiring Corporation), in its discretion, shall determine to issue scrip certificates. In such event, the scrip certificates shall be in a form and have such terms and conditions as the Board (or the Board of Directors of Acquiring Corporation, as the case may be) in its discretion shall prescribe.

     13. Time of Granting Options. The date of grant of an Option under the Plan other than Options granted to Directors shall, for all purposes, be the date on which the Board makes the determination granting such Option. Notice of the determination shall be given to each Employee to whom an Option is so granted within a reasonable time after the date of such grant. Options to Directors shall be granted at the times provided for in Section 4(e) above.

     14.  Amendment and Termination of the Plan.

          (a) Amendment. The Board, without approval of the shareholders, may amend the Plan from time to time in such respects as the Board may deem desirable; provided, however, the Board may not extend the term of the Plan, increase or decrease the aggregate number of Shares subject to the Plan (except as provided in Section 12 of the Plan), or alter the class of employees eligible to receive Options without the approval of the Bank Holding Company's shareholders; and further provided that the Board may not amend Sections 4(e) and 9 more than once every six months, other than to comport with changes in the Code, the Employee Retirement Income Security Act, or the rules thereunder.

          (b) Termination. The Board, without approval of the shareholders, may at any time terminate the Plan.

          (c) Effect of Amendment or Termination. Any such amendment or termination of the Plan shall not affect Options already granted and such Options shall remain in full force and effect as if this Plan had not been amended or terminated and shall be deemed to incorporate the terms of this Plan as it existed on the dates the Options were granted.

     15. Conditions Upon Issuance of Shares. Shares shall not be issued with respect to an Option granted under the Plan unless the exercise of such Option and the issuance and delivery of such Shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, the requirements of any stock exchange upon which the Shares may then be listed, and the applicable counsel for the Bank Holding Company with respect to such compliance.

     As a condition to the exercise of an Option, the Bank Holding Company may require a person exercising such Option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Bank Holding Company such a representation is necessary or desirable under any of the aforementioned relevant provisions of law.

     16. Reservation of Shares. The Bank Holding Company, during the term of this Plan, will at all times reserve and keep available, the number of Shares as shall be sufficient to satisfy the requirements of the Plan.

     Inability of the Bank Holding Company to obtain from any regulatory body having jurisdiction such as authority as is deemed by the Bank Holding Company's counsel to be necessary for the lawful issuance and sale of any shares hereunder shall relieve the Bank Holding Company of any liability with respect of the non-issuance or sale of such Shares as to which such requisite authority shall not have been obtained.

     17. Use of Proceeds. All proceeds received by the Bank Holding Company under the Plan shall be used for its general corporate purposes.

     18. Tax Withholding Requirement. The Board may require the Optionee, in the Optionee's Stock Option Agreement, to agree to remit to the Bank Holding Company any amount of federal, state or local taxes required to be withheld by the Bank Holding Company in connection with the issuance of the Shares.